Exhibit 10.1

Yukon Gold Corporation, Inc.
55 York Street
Suite 401
Toronto, ON M5J 1R7

December 4, 2008

Atna Resources Ltd.
510-510 Burrand Street
Vancouver, BC V6C-3A8

Attn: David Watkins

Gentlemen:

This letter shall confirm our understanding today.

We refer to the Property Purchase Agreement between Medallion Capital Corp. and Atna Resources Ltd ("Atna") that was assigned to Yukon Gold Corporation, Inc. ("Yukon Gold") as of March 4, 2005 (the "Marg Acquisition Agreement") covering approximately 402 contiguous mineral claims on approximately 20,000 acres known as the "Marg Property" in central Yukon, Canada. Under the Marg Acquisition Agreement, a payment of CDN$200,000 (payable in cash or shares of Yukon Gold) is due to be made by Yukon Gold to Atna as of December 12, 2008. In lieu of making such payment on December 12, 2008, we have agreed as follows.

1.

Yukon Gold shall pay to Atna CDN$25,000 in cash on December 12, 2008.

2.

On April 30, 2009, Yukon Gold shall pay to Atna CDN$225,000, which amount shall be payable in cash or in shares of Yukon Gold.

3.

No other change to the Marg Acquisition Agreement is effected by this amendment. The parties agree that Yukon Gold is in good standing under the Marg Acquisition Agreement as of the date hereof and will continue to be in good standing upon performance of the payments contemplated in paragraphs 1 and 2 above.

If you are in agreement with the foregoing, please countersign this letter in the space provided below.

Very truly yours,

YUKON GOLD CORPORATION, INC.

By: /s/ Ron Mann
Ron Mann, President and CEO

 AGREED:

ATNA RESOURCES LTD.

By: /s/David Watkins
David Watkins, M.Sc.
Executive Chairman and CEO